Exhibit (e)(2)

[ORTHOVITA LETTERHEAD]

January 18, 2011

Bryant Zanko

Vice President, Business Development

Stryker Corporation

2725 Fairfield Road

Kalamazoo, MI 49002

Dear Bryant:

You have requested information regarding Orthovita, Inc. (the “Company”, “us” or “we”) in connection with your consideration of a possible negotiated transaction with the Company (a “Possible Transaction”). For purposes of this agreement, the term “Company” includes the Company and its subsidiaries taken as a whole or any business or businesses thereof. In consideration of our furnishing you with the Evaluation Materials (as defined below) you agree as follows:

Confidentiality of Evaluation Materials

You will treat confidentially any information (whether written or oral) that either we or our financial advisor, J.P. Morgan Securities LLC (the “Financial Advisor”), or our other representatives furnish to you in connection with a Possible Transaction involving the Company, whether furnished before or after the date of this agreement and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents prepared by you, or by your representatives (as defined hereinafter) which contain or otherwise reflect such information or your review of, or interest in, the Company (collectively, the “Evaluation Materials”).

The term “Evaluation Materials” includes information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, and regardless of whether such information is specifically identified as “confidential” including, but not limited to, all conversations, meetings, negotiations, discussions, internal memoranda, documents and notes involving the Company and the Possible Transaction. The term “Evaluation Materials” does not include information which (i) is or becomes generally available to you or the public other than as a result of a disclosure by you or your representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that to your knowledge, after due inquiry, such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives or (iii) is independently developed by you without violating your obligations hereunder.

Use of Evaluation Materials

You will not use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Possible Transaction. Except as required by law, you and your representatives will keep the Evaluation Materials confidential; provided, however, that (i) such information may be disclosed to those of your directors, officers, employees, affiliates, agents and representatives (including attorneys, accountants and financial advisors), lenders and other sources of debt financing (collectively, “your representatives”) who need to know such information for the purpose of evaluating a Possible Transaction between you and the Company (it being understood that your representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information as confidential in accordance with this agreement and shall be under obligations of confidentiality with respect to such information) and (ii) any other disclosure of such information may only be made if the Company consents in writing prior to any such disclosure. Without limiting the generality of the foregoing, in the event that a Possible Transaction is not consummated, neither you nor your representatives shall use any of the Evaluation Materials for any purpose. You will be responsible for any breach of this agreement by you or your representatives.

You hereby acknowledge that the Company is a publicly traded company. You further hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

If you become aware of any unauthorized disclosure or use of any Evaluation Materials, you hereby covenant to promptly notify the Company. Moreover, upon the request of the Company, you shall cooperate in assisting the Company in terminating or preventing any third parties from disseminating or using the Evaluation Materials.

In the event that you or any of your representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your representatives, as the case may be, hereby agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such request, (ii) unless to the extent legally impracticable, consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) unless to the extent legally impracticable, afford the Company with the opportunity to seek a protective order or other appropriate remedy. If your or your representatives’ counsel advises that you or your representatives are legally compelled to disclose the Evaluation Materials to any person, (i) you or your representatives, as the case may be, may, without liability hereunder, disclose to such person only that portion of the Evaluation Materials which your counsel advised you is legally required to be disclosed. You agree to cooperate with the Company, at the Company’s expense, to obtain assurance that confidential treatment will be accorded such Evaluation Materials.

Non-Disclosure

The disclosure of your possible interest in a Possible Transaction could have a material adverse effect on the Company and its business if for any reason an agreement of purchase and sale is not consummated or a disclosure is made prior to the closing of a Possible Transaction. Accordingly, unless required by applicable law or regulatory authority, you agree that prior to the closing of a Possible Transaction, without the prior written consent of the Company, you will not, and you will direct your representatives not to, disclose to any person the fact that the Evaluation Materials have been made available to you, discussions or negotiations have taken or are taking place concerning a Possible Transaction between the Company and you or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof. The term “person” as used in this agreement shall be broadly interpreted to include, without limitation, the media, any corporation or limited liability company, the Company, governmental agency or body, stock exchange, partnership, association or individual.

Ownership and Return of Evaluation Materials

All Evaluation Materials disclosed by or on behalf of the Company shall be and shall remain in the property of the Company. Upon the Company’s request, you shall promptly deliver to the Company or destroy all written Evaluation Materials without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, and shall certify the delivery or destruction, as applicable, of all such materials in writing to the Company; provided that economic analyses, privileged communication with your counsel and other proprietary documentation shall not be required to be delivered to the Company but shall be destroyed as set forth in this sentence and provided further that you may retain one copy of the Evaluation Materials in a secure location within your Legal Department. Notwithstanding the return or destruction of the Evaluation Materials, you and your representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

No Unauthorized Contact or Solicitation

During the course of your evaluation, all inquiries and other communications are to be made directly to the Financial Advisor or employees or representatives of the Company specified by the Financial Advisor. Accordingly, except as set forth in the preceding sentence, you agree not to directly or indirectly contact or communicate with any executive or other employee of the Company (in their capacities as officers or employees of the Company) concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the express written consent of the Financial Advisor. You also agree not to discuss with or offer to any third party any equity participation in a Possible Transaction or any other form of joint acquisition by you and such third party without the prior written consent of the Company.

Without the Company’s prior written consent, you will not for a period of eighteen months after the date of this agreement directly or indirectly solicit for employment any person who is now employed by the Company in an executive-level position, or any person who is now employed by the Company in a management-level position at the Company’s headquarters in Malvern, Pennsylvania, provided that you are not prohibited from employing any such person who contacts you on his or her own initiative and without any direct or indirect solicitation by you and the term “solicit for employment” shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Company.

Standstill

You agree that until eighteen months after the date of this agreement, you will not without the prior approval of the Board of Directors of the Company (i) acquire or make any proposal to acquire any securities or property of the Company or to acquire any ability to exercise voting or dispositive power with respect to any securities of the Company, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, (iv) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with respect to any voting securities of the Company, (v) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. You also agree during such period not to request the Company (or its directors, officers, employees, agents or representatives) to amend or waive any provision of this paragraph unless specifically invited to do so by the Board of Directors of the Company. Notwithstanding the restrictions in this paragraph, after the Company has announced that it has entered into a definitive written agreement with a third party with respect to a business combination transaction that, if consummated, would result in a transfer of corporate control of the Company, you may make an acquisition proposal to the Company’s Board of Directors.

No Representation or Warranty

You acknowledge and agree that none of the Company, the Financial Advisor, or any of their respective representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company, the Financial Advisor, or any of their respective representatives or agents, nor any of their respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, will have any liability to you or any other person resulting from the use of Evaluation Materials by you or any of your representatives. Furthermore, nothing contained herein shall constitute an obligation on the part of the Company, the Financial Advisor, or any of their respective representatives or agents to provide Evaluation Materials or to update any Evaluation Materials provided hereunder. Only those representations or warranties that are made to you in a definitive agreement for the Possible Transaction (“Definitive Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. For purposes of this agreement, the term “Definitive Agreement” does not include an executed non-binding letter of intent or any other non-binding written agreement, nor does it include any oral acceptance of an offer or bid by you.

You also acknowledge and agree that no contract or agreement providing for the sale of the Company or any interest in the Company shall be deemed to exist between you and the Company unless and until a Definitive Agreement has been executed and delivered by you and each of the other parties thereto, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the sale of the Company or any interest in the Company unless and until a Definitive Agreement has been executed and delivered by you and each of the other parties thereto. You also agree that unless and until a Definitive Agreement between the Company and you with respect to the acquisition of the Company or any interest in the Company has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement or any other written or oral expression with respect to such transaction except, in the case of this agreement, for the matters specifically agreed to herein.

You further understand and agree that (i) the Company and the Financial Advisor shall be free to conduct any process for the sale of the Company or any interest in the Company as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective counterparty and entering into a Definitive Agreement without prior notice to you or to any other person), (ii) any procedures relating to such sale may be changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company, the Financial Advisor or any of their respective directors, officers, employees, stockholders, owners, affiliates, agents or representatives arising out of or relating to a Possible Transaction involving the Company. You further understand and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your representatives with regard to any Possible Transaction, and to terminate discussions and negotiations with you at any time. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

Legal Remedy

You understand and agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your representatives and that the Company will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this agreement by you or your representatives but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines that you or your representatives have breached this agreement, then you shall reimburse the Company for its reasonable legal fees and expenses incurred in connection with such litigation, including any appeals therefrom. Similarly, if a court of competent jurisdiction determines that you and/or your representatives did not breach this agreement, then the Company shall reimburse you and/or your representatives for your reasonable legal fees and expenses incurred in connection with such litigation, including any appeals therefrom.

Other

This agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This agreement may be changed only by a written agreement signed by the parties hereto or their authorized representatives.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters and it is the Company’s and your desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

The parties understand and agree that no failure or delay by the other party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

This agreement shall be governed by and construed in accordance with the laws of the State of New York. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America, in each case located in the County of New York, for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This agreement shall terminate two years after the date hereof.

If you are in agreement with the foregoing, please sign and return one copy of this agreement, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

ORTHOVITA, INC.

By:	/s/ Antony Koblish
Antony Koblish,
President and Chief Executive Officer

Accepted and agreed to as of the date hereof; Stryker Corporation

By:	/s/ Bryant Zanko
Bryant Zanko
Vice President, Business Development

[ORTHOVITA, INC. LETTERHEAD]

February 25, 2011

Bryant Zanko

Vice President, Business Development

Stryker Corporation

2725 Fairfield Road

Kalamazoo, MI 49002

Dear Bryant:

Reference is made to that certain letter agreement dated as of January 18, 2011 (the “Agreement”) by and between Orthovita, Inc. (the “Company”) and Stryker Corporation (“Stryker”) in connection with Stryker’s consideration of a possible negotiated transaction with the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

In order for Stryker to receive access to a substantial amount of diligence information regarding the Company as part of the next phase of the process contemplated under the Agreement, the Company requires Stryker to amend the Agreement in order to extend the confidentiality period thereunder applicable to trade secrets.

Accordingly, the sentence on the last page of the Agreement that states, “This agreement shall terminate two years after the date hereof,” is amended and restated in its entirety to read as follows:

“This agreement shall terminate two years after the date hereof, provided that the obligations set forth under Use of Evaluation Materials insofar as they relate to the use and disclosure of a trade secret shall continue for so long as such trade secret continues to be a trade secret as defined under 18 U.S.C. §1839(3)(A), (B) (1996), and only if the Company identified the general subject matter of such trade secret to you in writing prior to disclosure to you and gave you the opportunity to decline receipt of such trade secret. Neither the foregoing nor the restrictions in this agreement applicable to trade secrets is intended to preclude you from using residual knowledge retained in intangible form in the unaided memories of your directors, employees, contractors and advisors as a result of exposure to the Company’s Evaluation Material. The Company acknowledges that you may have in conception or development technology that may be very similar or even identical to the Company’s trade secrets disclosed as part of the Evaluation Material.”

Except as specifically provided herein all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

If you are in agreement with the foregoing, please sign and return one copy of this amendment to the Agreement, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

ORTHOVITA, INC.

By:	/s/ Antony Koblish
Antony Koblish,
President and Chief Executive Officer

Accepted and agreed to as of the date hereof: Stryker Corporation

By:	/s/ Bryant Zanko
Bryant Zanko
Vice President, Business Development

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CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is made as of April 27, 2011 by and among Stryker Corporation, a Michigan corporation (collectively with its subsidiaries and Affiliates, “Stryker”); King & Spalding LLP (“K&S”) and Lerner, David, Littenberg, Krumholz & Mentlik LLP (“LDLKM”), counsel to Stryker (collectively, “the Stryker Advisors”); and Orthovita, Inc., a Pennsylvania corporation (collectively with its subsidiaries and Affiliates, “Orthovita”) (all heretofore named parties are collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, Stryker and Orthovita are exploring a possible business relationship, arrangement or transaction with each other (the “Possible Transaction”);

WHEREAS, Stryker and Orthovita entered into a January 18, 2011 letter agreement relating to confidentiality, as amended February 25, 2011 (the “Existing Confidentiality Agreement”);

WHEREAS, Stryker has retained the Stryker Advisors to provide legal assistance in connection with the Possible Transaction (the “Evaluation”);

WHEREAS, the Parties wish to facilitate the provision by Orthovita of information and materials to the Stryker Advisors, but also desire to ensure that appropriate safeguards and restrictions are followed with respect to the transmittal of any such information and materials to the Stryker Advisors.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. In order to permit Stryker to conduct the Evaluation, Orthovita or its employees, officers, or other representatives will provide to the Stryker Advisors, orally, in writing, or by other means, the Trade Secret Information (as defined below). The Stryker Advisors agree that they will use the Trade Secret Information only for the purposes of the Evaluation and will not share with Stryker or any other person any Trade Secret Information except in accordance with the terms of this Agreement or as authorized in advance in writing by Orthovita or its representative.

2. As used in this agreement, the term “Trade Secret Information” means information or materials that have, are related to or reflecting (A) collagen processing techniques pertaining to medical grade collagen, Vitagel, Vitastat and other hemostat products, (B) details of the composition of, exact formulations of raw materials, quality assurance test release criteria and manufacturing processes for Vitoss, Vitoss BA, Vitoss Foam Products, Vitoss Flowable Products, Vitoss Elemental, Vitoss BA Bimodal, Vitoss BA2X, Vitagel, Vitastat and BA PEEK, (C) exact method of making combeite (heat-treated bioactive glass), (D) sileanation of bioactive glass (currently used in Cortoss), (E) details of the Cortoss formulation and manufacturing process.

Trade Secret Information shall not include, however, information that (i) is or has been made available to Stryker by Orthovita or its representatives (provided that this subsection (i) shall not apply to Trade Secret Information made available to Stryker by the Stryker Advisors), (ii) is or becomes available to the public other than as a result of disclosure in breach of this Agreement, or (iii) is or becomes available to Stryker or the Stryker Advisors from a source other than Orthovita or its representatives, provided that, to the best of Stryker’s or a Stryker Advisor’s knowledge, such source is in lawful possession of such information and is not bound by any agreement with Orthovita to keep such information confidential, or otherwise prohibited from transmitting such information to Stryker or any Stryker Advisor.

3. Nothing in this Agreement shall (i) prohibit the Stryker Advisors from conducting investigations based on the Trade Secret Information, provided that no source of information under such investigation is known by Stryker or any Stryker Advisor, to the best of its knowledge, to be bound by any agreement with Orthovita to keep such information confidential, and otherwise is not prohibited from transmitting such information to Stryker or any Stryker Advisor, (ii) prohibit the Stryker Advisors from advising Stryker regarding the Stryker Advisors’ opinions based on their investigations, and the general reasons for its opinions, about any matters for which the Stryker Advisors are engaged to advise Stryker, or (iii) require the Stryker Advisors to obtain prior review or approval from Orthovita before rendering such opinions to Stryker.

4. The Stryker Advisors shall not disclose Trade Secret Information to any third party, including a third party consultant engaged to assist in the Evaluation (a “Consultant”) unless, prior to any such disclosure, such Consultant agrees in writing to be bound by the terms of this Agreement, the Stryker Advisors notify Orthovita of the identity of such Consultant and Orthovita approves in writing the disclosure of Trade Secret Information to such Consultant.

5. To the extent that Stryker inadvertently receives information, whether oral or written, that it reasonably believes constitutes, contains, or discloses Trade Secret Information, Stryker shall: (i) promptly report such receipt to Orthovita; and (ii) promptly turn over all originals and copies (including all electronic copies in any media) of such Trade Secret Information, to the extent it is written, to Orthovita. If confirmed to be Trade Secret Information, Stryker agrees to maintain such Trade Secret Information in confidence so long as it remains a trade secret. If not confirmed to be Trade Secret Information, Orthovita shall return all materials turned over by Stryker to the extent that the Evaluation is ongoing.

6. Upon the request of Orthovita or its representative, and within two (2) weeks after such request (unless another time frame is agreed to in writing by the Parties), the Stryker Advisors shall return all originals and copies of any Trade Secret Information (including all electronic copies in any media) to Orthovita and shall destroy all notes, hard copies and electronic copies, that contain or disclose Trade Secret Information, and shall certify as to such destruction to Orthovita in writing.

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7. Each of Stryker and the Stryker Advisors acknowledges that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that may be suffered in the event that this Agreement is breached and other factors, including irreparable injury to Orthovita. Therefore, Orthovita shall be entitled to such equitable relief as may be appropriate, including an injunction and specific performance, in the event of any breach of the provisions of this Agreement by any other Party, in addition to all other remedies available to Orthovita at law or in equity.

8.

(a)	This Agreement and all disputes or controversies arising out of or relating to or seeking to enforce this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles.

(b)	TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT TO ANY CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9. Nothing herein shall preclude the Stryker Advisors from disclosing any Trade Secret Information, to the extent required by applicable law or valid subpoena provided that, with respect to each of the foregoing and: (i) the Stryker Advisors shall notify Orthovita of the existence, terms and circumstances surrounding such disclosure as far in advance as is reasonably practicable and consult with Orthovita on the advisability of taking steps available under applicable law to resist or narrow the scope of any such compelled disclosure, (ii) the Stryker Advisors shall reasonably cooperate with Orthovita in taking any such steps to resist or narrow the scope of any such disclosure as may be requested by Orthovita, (iii) the Stryker Advisors shall exercise their reasonable best efforts to provide such information on a confidential basis or obtain an order or other assurance that confidential treatment will be accorded to such information, and (iv) the Stryker Advisors shall exercise their reasonable best efforts to permit Orthovita or its counsel, at Orthovita’s expense, to attend all depositions and other proceedings pertaining to such disclosure.

10. The Parties hereby agree that this Agreement shall not be construed in any manner to be an obligation to proceed with the Proposed Transaction.

11. Orthovita shall not use the disclosure of the Trade Secret Information to the Stryker Advisors to disqualify the Stryker Advisors from representing Stryker in any matter.

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12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same agreement.

13. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Date of service of such notice shall be (A) the date such notice is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, (C) the next business day after the date of delivery to the overnight courier if sent by overnight courier or (D) the next business day after the date of transmittal by telecopy. Such notices, demands and other communications shall be sent to the addresses indicated below or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

(a)	if to Stryker, to

Stryker Corporation

325 Corporate Drive

Mahwah, NJ 07430

Attention: Legal Department, Stryker Orthopaedics

Facsimile: (201) 831-4704

with a copy to:

King & Spalding LLP

1700 Pennsylvania Avenue, NW

Washington, DC 20006

Attention: Pamela F. Forrest

Facsimile: (202) 626-3737

and to:

Lerner, David, Littenberg, Krumholz & Mentlik LLP

600 South Avenue West

Westfield, NJ 07090

Attention: Keith E. Gilman

Facsimile: (908) 654-7866

(b)	if to Orthovita, to:

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

Attention: General Counsel

Facsimile: (610) 640-2603

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14.

(a)	No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a wavier thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(b)	This Agreement and the Existing Confidentiality Agreement (which shall remain in full force and effect) embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior discussions, negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and thereof.

(c)	This Agreement supplements but does not replace or supersede any prior agreements between the parties relating to the exchange of confidential information in connection with the Possible Transaction, including the Existing Confidentiality Agreement.

(d)	This Agreement may be amended only by a writing signed by all Parties hereto.

(e)	No Party may assign this Agreement or any of its rights hereunder without the written consent of the other Parties, without the prior express written approval of the other Parties. This Agreement shall be binding and inure to the benefit of the Parties, and their respective successors and assigns.

15. For purposes of this Agreement, “Affiliate(s)” means, as to any person(s) or entity(ies), that directly or indirectly through on or more intermediaries, controls, is controlled by, or is under common control with, person(s) or entity(ies). Each Party shall cause each of its controlled Affiliates to comply with the terms of this Agreement as if such controlled Affiliate were a Party hereto.

16. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

STRYKER CORPORATION		ORTHOVITA, INC.

By:	/s/ Bryant Zanko	By:	/s/ Antony Koblish
Name:	Bryant Zanko	Name:	Antony Koblish
Title:	VP, Business Development	Title:	President and CEO

KING & SPALDING LLP		LERNER DAVID LITTENBERG KRUMHOLZ & MENTLIK LLP

By:	/s/ Pamela F. Forrest	By:	/s/ Keith E. Gilman
Name:	Pamela F. Forrest	Name:	Keith E. Gilman
Title:	Partner	Title:	Partner

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[ORTHOVITA, INC. LETTERHEAD]

May 8, 2011

Bryant Zanko

Vice President, Business Development

Stryker Corporation

2725 Fairfield Road

Kalamazoo, MI 49002

Dear Bryant:

Reference is made to that certain letter agreement dated as of January 18, 2011 by and between Orthovita, Inc. (the “Company”) and Stryker Corporation (“Stryker”), as amended on February 25, 2011 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

Stryker has requested that Orthovita disclose certain trade secrets to certain of its employees (the “Stryker Trade Secret Recipients” as set forth below) as part of the evaluation of a possible negotiated transaction between the parties. By execution and delivery of this letter, Stryker agrees that the Stryker Trade Secret Recipients may receive access to the trade secrets described below, which trade secrets are included within the definition of Evaluation Materials under the Agreement:

Information or materials that have, are related to or reflect processing techniques pertaining to pepsinized, soluable collagen and/or pepsinized, soluable collagen in solution with thrombin.

The “Stryker Trade Secret Recipients” are: William Cymbaluk, Vice President of Clinical/Quality/Regulatory Affairs; Anthony Faucette, Sr. Manager, Sterilization Sciences; Rod Parker, Sr. Clinical Sciences Manager; and Leisel Masson, Sr. Microbiologist.

Stryker further agrees that it shall inform the Stryker Trade Secret Recipients of the confidential nature of the trade secrets described herein and shall be directed by Stryker, and shall have agreed or shall otherwise be bound by an obligation, to treat such information confidential in accordance with the Agreement.

Except as specifically provided herein all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

If you are in agreement with the foregoing, please sign and return one copy of this letter.

Very truly yours, ORTHOVITA, INC.

By:	/s/ Antony Koblish
Antony Koblish, President and Chief Executive Officer

Accepted and agreed to as of the date hereof: Stryker Corporation

By:	/s/ Bryant Zanko
Bryant Zanko Vice President, Business Development

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